Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION CONFIRMS RECEIPT OF LETTER REGARDING POTENTIAL TRANSACTION

BRENTWOOD, Tenn. (December 2, 2019) – Quorum Health Corporation (NYSE: QHC) today confirmed the receipt of a non-binding proposal letter from KKR Credit Advisors (US) LLC (“KKR”) relating to a potential recapitalization transaction, potentially including, among other things “a buy-out of the public shares held by minority holders at a price of $1.00 per share”.

The Company’s board of directors will, together with its financial and legal advisors, carefully consider this letter as part of its ongoing engagement with its debt and equity holders.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 24 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,038 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Statements contained in this news release regarding a potential recapitalization transaction are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

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